UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

                Proxy Statement Pursuant to Section 14(a) of the
               Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Pursuant to
[_]  Confidential, For Use of the              SS.240.14a-11(c) or SS.240.14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials



                        GIBRALTAR PACKAGING GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


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1)   Title of each class of securities to which transaction applies:

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2)   Aggregate number of securities to which transaction applies:

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          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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

                                     [LOGO]
                                  GIBRALTAR(R)
                              PACKAGING GROUP, INC.




Fellow Shareholders,

Fiscal 2002 began with the expectation that the sluggish economy would begin to rebound, however this was pushed back by the tragic events of September 11th. Gibraltar was not immune to the ramifications of the continued economic downturn, as operating results for fiscal 2002 came in lower than 2001 in the first three quarters.

While disappointed that we were not able to achieve our original plan, we aggressively pursued new customers during the year, and these efforts started to show results in the fourth quarter, as sales increased by nearly $2 million over the previous year. In addition, we have been consistently paying down large portions of our debt, and have been able to capitalize on the reduction in interest rates, further improving our position and our earnings.

We are optimistic about fiscal 2003 for Gibraltar. We expect to be able to increase our sales levels over the previous year, while continuing our efforts to reduce costs and improve efficiencies. By leveraging our current operating structure, increased sales levels should have a significant impact on our bottom-line.

We are also investing in new equipment with increased technical capabilities that will continue to improve our production throughput, overall efficiency, and the quality of the products we provide. These key initiatives will remain our focal points for fiscal 2003, as we build upon our recent successes, and improved financial position.


Sincerely,

/s/ Walter E. Rose

Walter E. Rose
Chairman and Chief Executive Officer

                         GIBRALTAR PACKAGING GROUP, INC.
                               2000 SUMMIT AVENUE
                            HASTINGS, NEBRASKA 68901


                   ------------------------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 12, 2002
                   ------------------------------------------



TO THE STOCKHOLDERS OF GIBRALTAR PACKAGING GROUP, INC.:


         The Annual Meeting of the Stockholders of Gibraltar Packaging Group, Inc., a Delaware corporation (the "Company"), will be held at the Lochland Country Club, 601 West Lochland Road, Hastings, Nebraska, on November 12, 2002, at 12:00 p.m., Central Time, for the following purposes:

         1. To elect five directors to serve until the annual stockholders' meeting in 2003 or until their successors have been elected and qualified (Proposal 1);

         2. To ratify and approve the appointment of Deloitte & Touche LLP as the Company's independent auditors for the 2003 fiscal year (Proposal 2); and

         3. To act upon such other business as may properly come before the meeting or any adjournments thereof.

         These items of business are more fully described in the Proxy Statement accompanying this Notice.

         Only stockholders of record at the close of business on September 13, 2002 are entitled to notice of and to vote at the Annual Meeting.

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING OF STOCKHOLDERS REGARDLESS OF WHETHER YOU PLAN TO ATTEND. THEREFORE, PLEASE MARK, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY. IF YOU ARE PRESENT AT THE MEETING, AND WISH TO DO SO, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON.

                                        By Order of the Board of Directors

                                        /s/ Brett E. Moller

                                        BRETT E. MOLLER
                                        SECRETARY


October 11, 2002
Hastings, Nebraska

                         GIBRALTAR PACKAGING GROUP, INC.
                               2000 Summit Avenue
                            Hastings, Nebraska 68901

                                -----------------
                                 PROXY STATEMENT
                                -----------------



         The accompanying proxy is solicited by the Board of Directors of Gibraltar Packaging Group, Inc. (the "Company") for use at the 2002 Annual Meeting of Stockholders to be held on November 12, 2002, and at any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held at 12:00 p.m., Central Time, at the Lochland Country Club, 601 West Lochland Road, Hastings, Nebraska. If the accompanying proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with the directions noted on the proxy or, if no direction is indicated, it will be voted in favor of the proposals described in this Proxy Statement. In addition, the proxy confers discretionary authority to the persons named in the proxy authorizing those persons to vote, in their discretion, on any other matters properly presented at the Annual Meeting. The Board of Directors is not currently aware of any other matters to be considered. Any stockholder giving a proxy has the power to revoke it by oral or written notice to the Secretary of the Company at any time before it is voted.

         The approximate date on which this Proxy Statement and the accompanying proxy, together with the Company's annual report to stockholders on form 10-K for the fiscal year ended June 29, 2002, will first be sent to stockholders is October 11, 2002.


                            VOTING RIGHTS AND QUORUM

         At the close of business on September 13, 2002, the record date for the determination of stockholders of the Company entitled to receive notice of and to vote at the Annual Meeting, 5,041,544 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), were outstanding. Each share of Common Stock is entitled to one vote upon each of the matters to be voted on at the Annual Meeting. The presence, in person or by proxy (including abstentions and "broker non-votes"), of at least a majority of the outstanding shares of Common Stock is required for a quorum. A broker non-vote occurs when a broker holding stock in "street name" indicates on the proxy that it does not have discretionary authority to vote with respect to non-routine matters.

         The affirmative vote of the holders of a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of directors. Ratification of Deloitte & Touche LLP as the Company's independent public accountants requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

         With respect to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on the ratification of Deloitte & Touche LLP as the Company's independent public accountants and will be counted as shares that are present and entitled to vote for a proposal, but will not be counted as votes in favor of such proposal. Accordingly, an abstention from voting by a stockholder present in person or represented by proxy at the Annual Meeting will have the same legal effect as a vote "against" the ratification of Deloitte & Touche LLP as the Company's independent public accountant even though the stockholder or interested parties analyzing the results of the voting may interpret such vote differently. Broker non-votes are not shares entitled to vote, will not be counted in the total number of votes, and thus will have no effect on the outcome of voting.

                               PROPOSAL NUMBER 1:

                              ELECTION OF DIRECTORS

         Five directors are to be elected to the Company's Board of Directors at the Annual Meeting. The Board of Directors has nominated and urges you to vote for the election of the five nominees identified below who have been nominated to serve as directors until the next annual meeting of stockholders or until their successors are duly elected and qualified. The five nominees listed below are members of the Company's present Board of Directors. Proxies solicited hereby will be voted FOR all five nominees unless stockholders specify otherwise in their proxies.

         If, at the time of or prior to the Annual Meeting, any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by the Board of Directors. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.

NOMINEES FOR DIRECTOR

         The five nominees for election as directors and certain additional information with respect to each of them, are as follows:

                                                                               YEAR FIRST BECAME
NAME                     AGE             POSITION WITH THE COMPANY                 A DIRECTOR
----                     ---    -----------------------------------------          ----------
Richard D. Hinrichs      58     Director and President & Chief Operating Officer     2000
John W. Lloyd            58     Director                                             1992
Walter E. Rose           59     Director and Chief Executive Officer                 1986
Robert G. Shaw           62     Director                                             1992
John D. Strautnieks      65     Director                                             1986

         RICHARD D. HINRICHS. Mr. Hinrichs became President and Chief Operating Officer of the Company in August 1998. Previously, Mr. Hinrichs has served as Division President - Great Plains Packaging from May 1992 until August 1998. In addition, he has also served as Vice President of Sales of Great Plains Packaging from February 1986 through May 1992, and has held various positions with the Company and its predecessors since 1963.

         JOHN W. LLOYD. Mr. Lloyd presently serves as a consultant to the Company since his resignation as Chief Financial Officer of the Company in September 2000. He has also served as Executive Vice President and Chief Financial Officer of Rostra Technologies, Inc. ("Rostra"), a manufacturer of automotive electronic components, since 1993. Mr. Lloyd was previously employed from September 2000 until February 2002 as Chief Financial Officer for Cert.Co, a provider of security and risk management infrastructure solutions for B2B e-commerce.

         WALTER E. ROSE. Mr. Rose became Chief Executive Officer of the Company in August 1995. Mr. Rose serves as President of Rostra, which he co-founded in 1982.

         ROBERT G. SHAW. Mr. Shaw has been Chairman of the Board, President and Chief Executive Officer of International Jensen, an equipment manufacturer specializing in loud speaker drivers and related components for the audio industry, since 1984.

         JOHN D. STRAUTNIEKS. Mr. Strautnieks serves as Chairman of the Board of Rostra, which he co-founded in 1982.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

         All directors hold office until the next annual meeting of the stockholders of the Company or until their successors have been duly elected and qualified. The Company's officers are appointed by, and serve at the pleasure of, the Board of Directors, subject to the terms of any employment agreements. See "Executive Compensation and Other Information -- Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

         The Company's Certificate of Incorporation and Bylaws provide that the number of directors on the Board shall be fixed from time to time by the Board of Directors, but shall not be less than two, nor more than 15 persons. Gibraltar's Board of Directors previously consisted of six members. In order to pursue other interests, David G. Chandler has voluntarily declined to run for re-election to the Company's Board of Directors. As a result, the Board, in its discretion and in accordance with such authority, has fixed its size at five persons. No proxy will be voted for more than five persons.

         Mr. Chandler is also a current member of the Company's Compensation and Audit Committees. His absence on these committees will be addressed following the expiration of his term on the Board of Directors.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

         The Company's Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee's functions include making recommendations concerning the engagement of independent auditors, reviewing with the independent auditors the planning and results of the auditing engagement, approving professional services provided by the independent auditors, and reviewing the adequacy of the Company's internal accounting controls. The current members of the Audit Committee are Messrs. Chandler, Shaw, and Strautnieks. The Compensation Committee makes recommendations concerning compensation, including incentive arrangements, for the Company's officers. The Compensation Committee also administers the Company's 1992 Incentive Stock Option Plan, Director Stock Option Plan, and 1998 Stock Appreciation Rights Plan. The current members of the Compensation Committee are Messrs. Chandler and Shaw.

         During fiscal 2002, the Board of Directors had four meetings, the Audit Committee had five meetings, and the Compensation Committee had one meeting. During fiscal 2002, each incumbent director participated in all board meetings and meetings of committee(s) on which he served.


DIRECTOR COMPENSATION

         Members of the Board of Directors are reimbursed for out-of-pocket expenses incurred in attending Board of Directors and committee meetings. Messrs. Chandler, Shaw, and Strautnieks receive $3,000 each quarter as director compensation. Mr. Lloyd receives $2,000 a month as compensation for serving as a consultant and director of the Company. No additional compensation is paid for committee meetings. In addition, each director who is not an employee of the Company, or of a subsidiary or affiliate of the Company, is eligible to receive stock options under the Company's Director Stock Option Plan. During fiscal 2002, no options to purchase shares of Common Stock were awarded under the Director Stock Option Plan.


                  VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

         The table on the following page sets forth, as of September 13, 2002, certain information with respect to the shares of Common Stock beneficially owned by (i) each person known by the Company to own beneficially five percent or more of the Common Stock, (ii) each director and director nominee of the Company, (iii) each of the five most highly compensated executive officers of the Company during its most recent fiscal year and (iv) all directors and executive officers of the Company as a group. Except as indicated below, each of the persons listed in the table has sole voting and investment power with respect to the shares listed. For purposes of the following table, each person's "beneficial ownership" of Common Stock has been determined in accordance with
Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 13d-3 promulgated thereunder. Information with respect to beneficial ownership is based upon information furnished by such persons or contained in filings made with the Securities and Exchange Commission ("SEC").

                                                                                            BENEFICIAL      PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                                      OWNERSHIP         CLASS
------------------------------------                                                     ----------------   ----------
Agro Industrial and Trading Holding B.V.
  18 Lindenstraat, 7411 NV Deventer, Netherlands (2)...................................       317,400           6.2%

William Blair Leveraged Capital Fund, L.P.
  222 West Adams Street, Chicago, Illinois 60606.......................................       863,275          17.0%

David G. Chandler, Director (3)........................................................       887,475          17.5%

John W. Lloyd, Director (4)............................................................       252,148           4.9%

Walter E. Rose, Director and Chief Executive Officer...................................       438,996           8.6%

Robert G. Shaw, Director (4)...........................................................       13,000            *

John D. Strautnieks, Director..........................................................       306,296           6.0%

Richard D. Hinrichs, Director and President & Chief Operating Officer (4)..............       251,092           4.9%

James W. Anderson, Vice President & General Manager, Standard Packaging & Printing.....         430             *

Lyle O. Halstead, Vice President Finance & General Manager, Flashfold Carton...........        2,011            *

Brett E. Moller, Vice President Finance................................................        6,500            *

Mark A. Lessor, Vice President Sales (4)...............................................        3,000            *

Directors and executive officers as a group (10 persons) (4)...........................      2,160,948         42.6%

-----------------------

* Represents beneficial ownership of less than one percent of the outstanding shares of Common Stock.

(1) Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Gibraltar Packaging Group, Inc., 2000 Summit Avenue, Hastings, Nebraska 68901.

(2) Based solely on information set forth in a Schedule 13D, dated December 11, 1996.

(3) 863,275 of these shares are held by William Blair Leveraged Capital Fund, L.P. (the "WB Fund"), which Mr. Chandler may be deemed to beneficially own due to his status as a principal of William Blair & Company, L.L.C., which is the general partner of William Blair Leveraged Capital Management, L.P., the general partner of the WB Fund. The remaining 24,200 shares are directly owned by Mr. Chandler. Mr. Chandler has voluntarily declined to run for re-election to the Company's Board of Directors in order to pursue other interests.

(4) Includes the following shares issuable upon the exercise of outstanding stock options granted by the Company that are exercisable within 60 days of September 13, 2002: 8,000 for Mr. Lloyd, 8,000 for Mr. Shaw, 10,000 for Mr. Hinrichs, and 3,000 for Mr. Lessor.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION


EXECUTIVE OFFICERS

       Set forth below is certain information concerning the executive officers of the Company, including the business experience of each during the past five years.


           NAME                    AGE    POSITION WITH THE COMPANY
           ----                    ---    -------------------------

           Walter E. Rose          59     Chairman and Chief Executive Officer

           Richard D. Hinrichs     58     President and Chief Operating Officer

           Mark A. Lessor          43     Vice President Sales

           Brett E. Moller         40     Vice President Finance

           Lyle O. Halstead        37     Vice President & General Manager
                                          Flashfold Carton Division

           James W. Anderson       41     Vice President & General Manager
                                          Standard Packaging & Printing Division


     Information regarding the business experience of Messrs. Rose and Hinrichs is set forth above under the heading "Proposal Number 1: Election of Directors."

         MARK A. LESSOR. Mr. Lessor became Vice President Sales of the Company in March 2001. Prior to this appointment, Mr. Lessor previously served as Great Plains Packaging's Vice President of Sales since 1997, and added sales management responsibilities for Flashfold Carton, another division of the Company, to his duties in 1998. He has held various other positions with Great Plains Packaging including, Sales Manager, Product Manager, and Sales Representative since his employment with the Company and its predecessors in 1981.

     BRETT E. MOLLER. Mr. Moller became Vice President Finance of the Company in June 2002. Previously, he served as Vice President Finance - Corporate since September 2000, and as Corporate Controller for the Company since October 1998. Prior to his employment with the Company, Mr. Moller was a shareholder in Richardson & Associates, P.C., a CPA firm.

         LYLE O. HALSTEAD. Mr. Halstead became Vice President & General Manager of the Company's Flashfold Carton Division in June 2002. He had previously served as Vice President Finance - Operations of the Company since September 2000. In addition, he served as Vice President Finance and Human Resources of the Great Plains division since 1997, as well as Division Controller for Great Plains Packaging from April 1992 through December 1995. Before returning to the division in 1997, Mr. Halstead held the position of Plant Controller for Lozier Corporation from January 1996 to January 1997.

     JAMES W. ANDERSON. Mr. Anderson became Vice President & General Manager of the Company's Standard Packaging & Printing Division in June 2002. Previously, Mr. Anderson served as Vice President & General Manager of the Company's Flashfold Carton Division since January 2000. Mr. Anderson held other various positions within the division since September 1997.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

         The Compensation Committee of the Board of Directors of the Company currently consists of Messrs. Chandler and Shaw, neither of whom are officers or employees of the Company. The Committee is responsible for evaluating and establishing the level of executive compensation and administering the Company's stock option and stock appreciation rights plans.

         It is the philosophy of the Company and the Compensation Committee that in order to achieve continual growth and financial success, the Company must be able to attract and retain qualified executives. The Company's executive compensation programs are designed to attract and retain executives capable of leading the Company to meet its business objectives and to motivate them to enhance long-term stockholder value. The Compensation Committee regularly reviews the Company's compensation programs to insure that salary levels and incentive opportunities are competitive and reflect the performance of the Company. The Company's compensation package for its executive officers can consist of a cash salary, a cash incentive bonus, stock option grants, and stock appreciation rights.

         Base salary levels are largely determined through comparisons with industrial companies of similar size, complexity, and performance. The determination of the comparable companies was based upon choices made by the Compensation Committee and the Board of Directors. Actual salaries are based on individual performance contributions within a competitive salary range for each position that is established through job evaluation and market comparisons. Mr. Rose receives his compensation from Rostra, and the Company pays Rostra a management fee for Mr. Rose's services. Upon the appointment of a new Chief Operating Officer of the Company in October 1997, Mr. Rose's active involvement was reduced. Mr. Rose no longer receives a base salary from the Company.

         The Company uses annual bonuses to motivate its executive officers and reward individuals for their initiative and outstanding performance. Bonuses are determined annually based upon achievement of performance-oriented indicators, which include improvement in sales and net income, the control of working capital and cash flow, and the achievement of specified operating objectives that favorably impact the Company's overall financial performance.

         The Compensation Committee believes that by providing the executives who have substantial responsibility for the management and growth of the Company with an opportunity to increase their ownership of Common Stock of the Company, the best interest of stockholders and executives will be closely aligned. Therefore, executives are eligible to receive stock options from time to time, giving them the right to purchase Common Stock of the Company. While various factors such as the potential of the recipient, prior grants, and the performance of the Company are considered in selecting the recipients and determining the size of the grant, the Company does not adhere to any firmly established formulas or schedules for the issuance of options, and options are awarded when considered appropriate. No stock options were awarded in fiscal 2002.

         The Committee believes that granting stock appreciation rights ("SARs"), like stock options, can increase stockholder value by aligning the interests of the SAR's recipient with the Company's stockholders. Once the SARs reach maturity, they will provide cash incentives to key executives only if the then current value of the Common Stock has reached predetermined levels. No SARs were granted in fiscal 2002.

         The foregoing report is given by the following members of the Compensation Committee:

                                        David G. Chandler
                                        Robert G. Shaw

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Chandler and Shaw. No member of the Compensation Committee was an officer or employee of the Company, or any of its subsidiaries, during fiscal 2002. Messrs. Rose and Strautnieks serve on the Board of Directors of Rostra, which board makes all compensation-related decisions for that company.

EXECUTIVE COMPENSATION

         The following table summarizes certain information regarding aggregate cash compensation, stock option awards, stock appreciation rights, and other compensation earned by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company during the Company's last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                                COMPENSATION
                                                                                ------------
                                                      ANNUAL COMPENSATION        SECURITIES
                                          FISCAL   -------------------------     UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR    SALARY($)     BONUS($)(1)   OPTIONS/SARS(#)  COMPENSATION($)(2)
---------------------------                ----    ---------     -----------   ---------------  ------------------
Walter E. Rose                             2002           0         50,000(3)            0                0
  Chief Executive Officer                  2001           0         50,000(4)            0                0
                                           2000           0         50,000(4)            0                0

Richard D. Hinrichs                        2002     230,428         49,000               0            1,705
  President and Chief Operating Officer    2001     221,563         53,000               0            1,821
                                           2000     215,109         63,000               0            1,707

Mark A. Lessor                             2002     122,634         19,000               0            1,424
  Vice President of Sales                  2001     105,139         20,000               0            1,273
                                           2000      95,400         22,000               0            1,145

James W. Anderson                          2002     129,387         15,000               0            1,106
  Vice President & General Manager         2001     104,760         16,000               0            1,080
  Standard Packaging & Printing Division   2000     103,523         12,000               0            1,035

Lyle O. Halstead                           2002     103,777         15,000               0            1,182
  Vice President & General Manager         2001      94,200         16,000               0              442
  Flashfold Carton Division                2000      88,813         18,000               0            1,049


(1) Bonuses reflect amounts earned and accrued during each fiscal year, but paid in a subsequent fiscal year.

(2) Represents Company contributions to the Company's 401(k) profit sharing plan. During each of the three years ended June 29, 2002, June 30, 2001, and July 1, 2000, perquisites for each individual named in the Summary Compensation Table aggregated less than 10% of the total annual salary and bonus reported for such individual in the Summary Compensation Table. Accordingly, no such amounts are included in the Summary Compensation Table.

(3) The amount listed represents fees owed to Rostra for services provided by Mr. Rose as the Company's Chief Executive Officer in fiscal 2002. The amount listed was accrued in fiscal 2002 and will be paid in fiscal 2003.

(4) For fiscals 2001 and 2000, the amounts listed represent fees paid to Rostra for services provided by Mr. Rose as the Company's Chief Executive Officer. These amounts were accrued in fiscals 2001 and 2000; however, payment was contingent upon the Company achieving sustained profitability. These amounts were subsequently paid in fiscal 2002.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS GRANTED IN FISCAL 2002

         The Company did not grant any stock options or SARs in fiscal 2002.


STOCK OPTION AND SAR VALUES AT FISCAL YEAR-END

         The following table summarizes information concerning the value of unexercised options held as of June 29, 2002, by the executive officers named in the Summary Compensation Table. No stock options were exercised by these officers in fiscal 2002.

                          FISCAL YEAR-END OPTION VALUES

                                              NUMBER OF SHARES
                                           UNDERLYING UNEXERCISED            VALUE OF IN-THE-MONEY
                                               OPTIONS HELD AT                    OPTIONS AT
                                                JUNE 29, 2002                  JUNE 29, 2002 (1)
                                        ----------------------------      ---------------------------

NAME                                    EXERCISABLE    UNEXERCISABLE      EXERCISABLE   UNEXERCISABLE
----                                    -----------    -------------      -----------   -------------
Richard D. Hinrichs (2)...............     23,000                0                 0                0
Mark A. Lessor (2)....................      3,000                0                 0                0


(1) Computed based on the difference between aggregate fair market value and aggregate exercise price. The market value of the Company's Common Stock on June 29, 2002 was $1.40 based on the closing price on the NASDAQ National Market System on that date. All of the options held by Messrs. Hinrichs and Lessor have exercise prices in excess of $1.40.

(2) All options for Mr. Hinrichs and Mr. Lessor were granted under the Company's 1992 Incentive Stock Option Plan.


         The following table includes information concerning the value of SARs held as of June 29, 2002, by the executive officers named in the Summary Compensation Table. No SARs granted to these officers reached maturity in fiscal 2002.

                           FISCAL YEAR-END SAR VALUES

                                                    NUMBER OF                   PRESENT VALUE
                                               SARs OUTSTANDING AT          OF SARs OUTSTANDING AT
                                                  JUNE 29, 2002                JUNE 29, 2002 (1)
                                             ------------------------      -----------------------
NAME                                         VESTED          UNVESTED      VESTED         UNVESTED
----                                         ------          --------      ------         --------
Richard D. Hinrichs (2)..................    150,000                0           0                0


 (1) Computed based on the difference between aggregate fair market value and aggregate initial value. The market value of the Company's Common Stock on June 29, 2002 was $1.40 based on the closing price on the NASDAQ National Market System on that date. Mr. Hinrichs' SARs have initial values in excess of $1.40.

(2) All SARs for Mr. Hinrichs were granted under the Company's 1998 Stock Appreciation Rights Plan.

PERFORMANCE GRAPH

         The following performance graph compares the performance of the Company's Common Stock to the NASDAQ Market Index and a peer group index for the period beginning June 30, 1997 and ending June 30, 2002. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at June 30, 1997 and that all dividends were reinvested. The members of the peer group were determined by the Company, and consist of: Bemis Inc., Outlook Group Corp., and Sonoco Products Co.


                     COMPARISON OF 5 YEAR CUMULATIVE RETURN

                     AMONG GIBRALTAR PACKAGING GROUP, INC.,

                    NASDAQ MARKET INDEX, AND PEER GROUP INDEX


                              [PLOT POINTS CHART]

                          TOTAL RETURN TO STOCKHOLDERS
                      (Assumes $100 investment on 6/30/97

-------------------------------------------------------------------------------------------------------
Total Return Analysis
                                  6/30/1997   6/30/1998   6/30/1999   6/30/2000   6/30/2001   6/30/2002
-------------------------------------------------------------------------------------------------------
Gibraltar Packaging Group, Inc.   $  100.00   $   75.14   $   22.95   $   26.00   $   42.59   $   46.58
-------------------------------------------------------------------------------------------------------
Peer Group                        $  100.00   $  101.48   $  116.66   $   99.92   $  111.41   $  132.38
-------------------------------------------------------------------------------------------------------
Nasdaq Composite                  $  100.00   $  131.71   $  189.63   $  288.15   $  152.66   $  103.36
-------------------------------------------------------------------------------------------------------

Note: Liqui-Box Corp. was not included in 2002. It was acquired by Dupont Canada (and wholly-owned subsidiary, Enhance Packaging Technologies, Inc.) in May 2002.

         There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above or that its performance will change in the future. The Company will not make or endorse any predictions as to future stock performance.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

         The Company entered into an employment agreement with Mr. Hinrichs, dated January 15, 1999, which supercedes all prior employment agreements between Mr. Hinrichs and the Company. The agreement provides that Mr. Hinrichs would receive an annual base salary of not less than $201,000 and be entitled to receive a bonus not to exceed 40% of his base salary each fiscal year. The employment agreement also provides Mr. Hinrichs with the right to participate in the 1998 Stock Appreciation Rights Plan, see "Report of the Compensation Committee of the Board of Directors." In addition, the agreement provides that if the Company terminates Mr. Hinrichs' employment without just cause, or in the event of a change-in-control (as defined in the agreement), Mr. Hinrichs would be entitled to receive severance pay, for the one-year period from termination, equal to his annual base salary at the time of termination.

         The Company entered into an agreement with Mr. Lloyd on September 1, 2000, based upon his resignation as Chief Financial Officer of the Company, effective September 5, 2000. This agreement supercedes all previous employment agreements between Mr. Lloyd and the Company. As a part of this agreement, Mr. Lloyd will serve as a consultant to the Company and will be paid a retainer of $2,000 per month, so long as he remains a consultant and director to the Company. The agreement also states that so long as Mr. Lloyd remains employed as a consultant for the Company, he will retain his rights under the 1998 Stock Appreciation Rights Plan.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who own more than ten percent of the Company's Common Stock, to file initial reports of ownership and reports of changes in ownership of Common Stock with the SEC. Officers, directors, and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all such forms that they file.

         To the Company's knowledge, based solely on the Company's review of the copies of such reports received by the Company, and on written representations by certain reporting persons, the Company believes that during the fiscal year ended June 29, 2002, all Section 16(a) filing requirements applicable to its officers, directors, and ten percent stockholders were made.


CERTAIN TRANSACTIONS

         Walter Rose, the Company's CEO, holds an equity interest in Rostra. During fiscal 2002, the Company paid $100,000 to Rostra in management fees for services provided by Mr. Rose in fiscal years 2000 and 2001. At June 29, 2002, the Company owed Rostra $50,000 in management fees for services provided by Mr. Rose during fiscal 2002.

                             AUDIT COMMITTEE REPORT

         The Company's Audit Committee assists the Board in fulfilling its responsibilities of overseeing the quality and integrity of the Company's accounting, auditing, and financial reporting practices. The Audit Committee members satisfy the regulations of the National Association of Securities Dealers ("NASD") requiring that all audit committee members be "independent directors" as defined in the NASD listing standards. While the Company is not required to adopt a written charter for the Audit Committee, it nevertheless decided to adopt a formal charter during fiscal 2002.

         During fiscal 2002, the Committee met five times, and discussed the interim financial information contained in each quarterly earnings announcement with management and independent auditors prior to public release. In connection with the Company's June 29, 2002 audited financial statements, the Audit Committee reviewed and discussed the financial statements with management. The Audit Committee also discussed with the Company's independent public accountants the matters required by Statement on Auditing Standards ("SAS") No. 61, "Communication with Audit Committees," as amended by SAS No. 90.

         In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from Deloitte & Touche LLP, the Company's independent public accountants, a formal written statement describing all relationships between the independent public accountants and the Company that might bear on the auditor's independence consistent with the Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees," and discussed with the auditors any relationships that may impact their objectivity and independence. In considering the auditor's independence, the Audit Committee also considered whether the non-audit services performed by the auditors on the Company's behalf were compatible with maintaining the independence of the auditors. Based on this review, the Audit Committee believes appropriate independence is maintained.

         Based on the Audit Committee's review and discussions with management and the Company's independent public accountants, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended June 29, 2002, for filing with the SEC. The Audit Committee also recommended the reappointment of the independent public accountants and the Board concurred in this recommendation, subject to the ratification of the appointment by the stockholders at the Annual Meeting.

                                        Audit Committee

                                        Robert G. Shaw, Chairman
                                        David G. Chandler
                                        John D. Strautnieks


PRINCIPAL ACCOUNTING FIRM FEES

         The following table lists the aggregate fees billed to the Company for the fiscal year ended June 29, 2002, by the Company's principal accounting firm, Deloitte & Touche LLP.

         Audit Fees                                                     $105,100
         Financial Information Systems Design and Implementation Fees   $     --
         All Other Fees                                                 $ 77,400

                               PROPOSAL NUMBER 2:

                        APPROVAL OF INDEPENDENT AUDITORS

         The Board of Directors of the Company has appointed the firm of Deloitte & Touche LLP as the Company's independent public accountants for the fiscal year ending June 28, 2003, subject to ratification by the Company's stockholders. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the meeting. Deloitte & Touche LLP has served as auditors for the Company since 1986.

         For ratification, this proposal will require the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting in person or by proxy. If the resolution is rejected, or if Deloitte & Touche LLP declines to act or becomes incapable of action, or if its employment is discontinued, the Board of Directors will appoint other independent accountants. The enclosed proxy will be voted for ratification of Deloitte & Touche LLP unless the proxy holders are otherwise instructed.

         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF DELOITTE & TOUCHE LLP'S APPOINTMENT.

                            PROPOSALS OF STOCKHOLDERS

         Any proposal of a stockholder intended to be presented at the next annual meeting must be in the form required by the Company's By-laws and received at the Company's principal executive offices no later than June 13, 2003, if the proposal is to be considered for inclusion in the Company's proxy statement relating to next year's meeting.

         A shareholder may also present a proposal directly to the Company's stockholders at the 2003 Annual Meeting. However, if the Company does not receive notice of the stockholder proposal prior to the close of business on August 27, 2003, SEC rules permit management to vote proxies in their discretion on the proposed matter. If the Company receives notice of the stockholder proposal on or before the close of business on August 27, 2003, management can only vote proxies in their discretion if they advise stockholders in the Company's 2003 proxy statement about the nature of the proposed matter and how management intends to vote on the matter.

                              FINANCIAL INFORMATION

         A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING ANY FINANCIAL STATEMENTS AND SCHEDULES AND EXHIBITS THERETO, MAY BE OBTAINED WITHOUT CHARGE BY E-MAILING INVESTORRELATIONS@GPPKG.COM OR BY WRITTEN REQUEST TO INVESTOR RELATIONS, GIBRALTAR PACKAGING GROUP, INC., 2000 SUMMIT AVENUE, HASTINGS, NEBRASKA 68901. THESE REPORTS CAN ALSO BE OBTAINED ON OUR WEBSITE AT WWW.GIBRALTARPACKAGINGGROUP.COM.

                                  OTHER MATTERS

         The Company will bear the cost of preparing and mailing proxy materials as well as the cost of solicitation of proxies. The Company will reimburse banks, brokerage firms, custodians, nominees, and fiduciaries for their expenses in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitation by mail, certain directors, officers, and regular employees of the Company may solicit proxies by fax, telephone, and personal interview.


                                        By Order of the Board of Directors

                                        /s/ Walter E. Rose

                                        WALTER E. ROSE
                                        CHIEF EXECUTIVE OFFICER
October 11, 2002
Hastings, Nebraska

                         GIBRALTAR PACKAGING GROUP, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                           TUESDAY, NOVEMBER 12, 2002
                             12:00 P.M. CENTRAL TIME

                              LOCHLAND COUNTRY CLUB
                             601 WEST LOCHLAND ROAD
                               HASTINGS, NEBRASKA









[LOGO]  GIBRALTAR PACKAGING GROUP, INC.
        2000 SUMMIT AVENUE
        HASTINGS, NEBRASKA 68901                                           PROXY
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS ON NOVEMBER 12, 2002.

The undersigned hereby constitutes and appoints WALTER E. ROSE, BRETT E. MOLLER, and each or either of them, lawful attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to attend the Annual Meeting of Stockholders of Gibraltar Packaging Group, Inc. (herein the "Company") to be held at the Lochland Country Club, 601 West Lochland Road, Hastings, Nebraska, on the 12th day of November 2002 at 12:00 p.m., Central Time, and any adjournment(s) thereof, with all powers the undersigned would possess if personally present and to vote thereat, as provided on the reverse side, the number of shares the undersigned would be entitled to vote if personally present.

In accordance with their discretion, said attorneys and proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ALL NOMINEES AND TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP.




           PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                      SEE REVERSE FOR VOTING INSTRUCTIONS.

                       [ARROW] PLEASE DETACH HERE [ARROW]





        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

1.  Election of directors: 01 Richard D. Hinrichs   04 Robert G. Shaw        [ ]  Vote FOR          [ ] Vote WITHHELD
                           02 John W. Lloyd         05 John D. Strautnieks        all nominees          from all nominees
                           03 Walter E. Rose                                      (except as marked)

                                                                             _______________________________________________
(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,     |                                               |
WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)    |_______________________________________________|

2.  To ratify the appointment of Deloitte & Touche LLP as the
    independent auditors of the Company for the 2003 fiscal year.           [ ]  For       [ ]  Against       [ ]  Abstain

Every properly signed proxy will be voted in accordance with the specification made thereon. IF NOT OTHERWISE SPECIFIED,
THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. All prior proxies are hereby revoked.

This proxy will be voted in accordance with the discretion of the proxies or proxy on any other business. Receipt is hereby acknowledged of the Notice of Annual Meeting and Proxy Statement of the Company dated October 11, 2002.

Address Change? Mark Box  [ ]
Indicate changes below:                                                         Date _______________________________________

                                                                             _______________________________________________
                                                                            |                                               |
                                                                            |                                               |
                                                                            |_______________________________________________|

                                                                            Signature(s) in Box
                                                                            (Please sign exactly as your name appears
                                                                            hereon. When signing as attorney, executor,
                                                                            administrator, trustee, guardian, etc., give
                                                                            full title as such. For joint accounts, each
                                                                            joint owner should sign.)